Hexcel Corporation Two Stamford Plaza| 281 Tresser Blvd., 16thFloor Stamford, CT 06901 USA www.hexcel.com

Exhibit 99.1

HEXCEL REPORTS 2025 THIRD QUARTER RESULTS

•
Q3 2025 Sales were $456 million, relatively flat compared to Q3 2024 sales of $457 million (0.6% decrease in constant currency).
•
Q3 2025 GAAP diluted EPS of $0.26 compared to Q3 2024 GAAP diluted EPS of $0.49.
•
Q3 2025 adjusted diluted EPS of $0.37, compared to Q3 2024 adjusted diluted EPS of $0.47.
•
Divested industrial business in Austria as previously announced
•
2025 guidance revised (reflects impact of tariffs).
•
$350 million accelerated share repurchase (ASR) announced.

See Table C for reconciliation of GAAP and non-GAAP operating income, net income, earnings per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended			Nine Months Ended
	September 30,			September 30,
(In millions, except per share data)	2025	2024	% Change	2025	2024	% Change

Net Sales	$456.2	$456.5	(0.1)%	$1,402.6	$1,429.2	(1.9)%
Net sales change in constant currency			(0.6)%			(2.2)%
Operating Income	36.0	52.5	(31.4)%	110.2	177.2	(37.8)%
Net Income	20.6	39.8	(48.2)%	63.0	126.3	(50.1)%
Diluted net income per common share	$0.26	$0.49	(46.9)%	$0.78	$1.52	(48.7)%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating Income	$44.8	$52.9	(15.3)%	$144.3	$179.0	(19.4)%
As a % of sales	9.8%	11.6%		10.3%	12.5%
Adjusted Net Income	29.8	38.3	(22.2)%	100.4	125.9	(20.3)%
Adjusted diluted net income per share	$0.37	$0.47	(21.3)%	$1.24	$1.51	(17.9)%

STAMFORD, Conn. October 22, 2025 – Hexcel Corporation (NYSE: HXL) today reported third quarter 2025 results including net sales of $456 million and adjusted diluted EPS of $0.37 per share.

Chairman,CEO and President Tom Gentile said, “Hexcel’s third quarter sales and adjusted EPS were in line with expectations as we experienced seasonally slower third quarter sales combined with the expected commercial aerospace destocking, particularly with the Airbus A350. As we consider tariffs, inflation and the fourth quarter 2025 impact of some lingering destocking, we expect to be at the bottom end of our 2025 sales guidance and we have reduced our EPS guidance. Looking forward to 2026, we are seeing strong orders from the commercial aerospace OEMs to support the production rate increases they are forecasting for their key programs. With the supply chain stabilizing, we are increasingly confident in the outlook for commercial aerospace original equipment build rates. Once Airbus and Boeing hit their publicly announced peak build rates, Hexcel expects to benefit with an additional $500 million in incremental annual revenue from existing contracts. These increasing sales in 2026 and beyond will drive higher capacity utilization, unlocking the volume leverage that will fuel future margin expansion. With the incremental revenue Hexcel is expected to generate more than $1 billion in free cash flow over the next four years.”

Mr. Gentile continued, “Given this increasing confidence in original equipment build rates and Hexcel’s strong position supplying lightweight carbon fiber composite material used in every program, we believe now is an attractive time to repurchase even more Hexcel stock. The Board of Directors has authorized an additional $600 million for repurchases and Hexcel has entered into a $350 million accelerated share repurchase as part of that authorization. This action reflects our strong confidence in the free cash flow generation profile of the business. We’re putting some of that future cash flow to work now for the benefit of our stockholders”

Markets

Sales in the third quarter of 2025 were $456.2 million compared to $456.5 million in the third quarter of 2024.

Commercial Aerospace

•
Commercial Aerospace sales of $274.2 million for the third quarter of 2025 decreased 7.3% (7.3% in constant currency) compared to the third quarter of 2024. The sales decrease was a result of inventory destocking, primarily on the Airbus A350 but also the Boeing 787.Other Commercial Aerospace increased 9.3% for the third quarter of 2025 compared to the third quarter of 2024 on strength in regional jets.

Defense, Space & Other

•
Defense, Space & Other sales of $182.0 million in the third quarter of 2025 increased 13.3% (11.7% in constant currency) for the quarter as compared to the third quarter of 2024. Growth was broad-based including fighters, rotorcraft and space.

Consolidated Operations

Gross margin for the third quarter of 2025 was 21.9% compared to 23.3% in the third quarter of 2024 as inventory reduction actions and sales mix led to unfavorable cost leverage. As a percentage of sales, selling, general and administrative expenses for the third quarter of 2025 was 9.0% compared to 8.7% for the third quarter of 2024. R&T expenses as a percentage of sales was 3.1% for the third quarter of 2025 compared to 3.0% for the third quarter of 2024. Adjusted operating income in the third quarter of 2025 was $44.8 million or 9.8% of sales, compared to $52.9 million, or 11.6% of sales in 2024. Other operating expense for the third quarter of 2025 primarily reflected charges for the divestiture of the Neumarkt, Austria plant and the previously announced closure of the Belgium facility. The impact of exchange rates on operating income as a percent of sales was unfavorable by approximately 10 basis points in the third quarter of 2025 compared to the third quarter of 2024.

Year-to-Date 2025 Results

Sales for the first nine months of 2025 were $1,402.6 million compared to $1,429.2 million, a 1.9% decrease from the same period in 2024.

Commercial Aerospace (60% of YTD sales)

•
Commercial Aerospace sales of $847.4 million decreased 7.5% (7.6% in constant currency) for the first nine months of 2025 compared to the first nine months of 2024. The sales decrease was primarily a result of lower sales to the A350, 787, and 737 MAX programs. Other Commercial Aerospace increased 7.1% for the first nine months of 2025 compared to the same period in 2024 from higher regional jet sales.

Defense, Space & Other (40% of YTD sales)

•
Defense, Space & Other sales of $555.2 million increased 8.2% (7.2% in constant currency) for the first nine months of 2025 as compared to the first nine months of 2024. Strength in fighter programs and space programs globally led the growth.

Consolidated Operations

Gross margin for the first nine months of 2025 was 23.3% compared to 24.6% in the prior year period. As a percentage of sales, selling, general and administrative for the first nine months of 2025 was 9.1% compared to 9.0% for the first nine months of 2024. R&T expenses as a percentage of sales for the first nine months of 2025 was 3.0% compared to 3.1% for the first nine months of 2024. Adjusted operating income for the first nine months of 2025 was $144.3 million or 10.3% of sales, compared to $179.0 million or 12.5% of sales in 2024. Other operating expense for the first nine months of 2025 included charges for the divestiture of the Neumarkt, Austria plant, the divestiture of the Hartford, Connecticut business, and the previously announced closure of the Belgium facility. Other operating expense of $1.4 million for the first nine months of 2024 included restructuring costs. The impact of exchange rates on operating income as a percent of sales was favorable by approximately 20 basis points in the first nine months of 2025 compared to the first nine months of 2024.

Cash and other

•
Net cash provided by operating activities in the first nine months of 2025 was $105.0 million, compared to $127.3 million for the first nine months of 2024. Working capital was a cash use of $63.8 million for the first nine months of 2025 and a use of $93.1 million for the comparable period in 2024. Capital expenditures on a cash basis were $55.1 million for the first nine months of 2025 compared to $68.4 million for the same period in 2024. Free cash flow was $49.9 million in the first nine months of 2025 compared to $58.9 million in the first nine months of 2024. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures. Capital expenditures on an accrual basis were $49.9 million and $59.6 million for the first nine months of 2025 and 2024, respectively.
•
The Company has entered into a $350 million accelerated share repurchase (ASR) program, as part of an additional $600 million share repurchase authorization approved in October 2025. The aggregate remaining authorization under the share repurchase program after the execution of the ASR will be approximately $384 million. The Company did not repurchase shares during the third quarter of 2025. During the first nine months of 2025, the Company used $100.9 million to repurchase shares of its common stock.
•
As announced today, the Board of Directors declared a quarterly dividend of $0.17 per share payable to stockholders of record as of November 3, 2025, with a payment date of November 10, 2025.

2025 Guidance

•
Sales of around $1.88 billion (previously $1.88 billion to $1.95 billion)

•
Adjusted diluted earnings per share of $1.70 to $1.80- reflects impact of tariffs (previously $1.85 to $2.05- did not reflect tariffs)
•
Free cash flow of approximately $190 million (unchanged)
•
Capital expenditures less than $90 million (unchanged)
•
Effective tax rate of 21.0%, excluding discrete tax items (unchanged)

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Hexcel will host a conference call at 9:00 a.m. ET, on October 23, 2025 to discuss third quarter 2025 results. The live webcast will be available on the Investor Relations section of the Hexcel website via the following link: https://events.q4inc.com/attendee/840220686 The event can also be accessed by dialing +1 (646) 307-1963. The conference ID is 2360739. Replays of the call will be available on the website.

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About Hexcel

Hexcel Corporation is a global leader in advanced lightweight composites technology. We propel the future of flight, energy generation, transportation, and recreation through excellence in providing innovative high-performance material solutions that are lighter, stronger and tougher, helping to create a better world for us all. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core and composite structures for use in commercial aerospace, defense and space, and industrial applications.

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Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our accelerated share repurchase program and other share repurchases; the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others, and the revenues we may generate from an aircraft model or program; expectations with regard to the impact of regulatory activity related to the Boeing 737 MAX on our revenues; expectations with regard to raw material cost and availability, including any impact associated with quotas, duties, tariffs, taxes or other similar restrictions upon the import or export of materials; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from defense and space applications, including whether certain programs might be curtailed or discontinued, and government funding opportunities; expectations regarding sales for industrial applications; expectations regarding cash generation, working capital trends, and inventory levels; expectations as to the level of research and technology investment, capital expenditures, capacity, including the timing of completion of capacity expansions, and qualification of new products; expectations regarding our ability to improve or maintain margins; expectations regarding our ability to attract, motivate, and retain the workforce necessary to execute our business strategy; projections regarding our tax rate; expectations with regard to the continued impact of macroeconomic factors or geopolitical issues or conflicts; expectations regarding our strategic initiatives, including our sustainability goals; expectations with regard to the effectiveness of cybersecurity measures; expectations regarding the outcome of legal matters or the impact of changes in laws or regulations; and our expectations of financial results for 2025 and beyond. Actual results may differ materially from the results anticipated in the forward-looking statements due to a variety of factors, including but not limited to the market prices of our common stock during the term and after the completion of the accelerated share repurchase period; the ability of the share repurchase counterparties to buy or borrow shares of our common stock; uncertainty regarding our ability to complete share repurchases within the proposed timing or at all; uncertainty regarding the amount and timing of future share repurchases and the source of funds used for such repurchases; the extent of the impact of macroeconomic factors or geopolitical issues or conflicts, including retaliatory actions taken in response to U.S. trade policy; reductions in sales to any significant customers, particularly Airbus or Boeing, including related to regulatory activity or public scrutiny impacting the Boeing 737 MAX; our ability to effectively adjust production and inventory levels to align with customer demand; our ability to effectively motivate, retain and hire the necessary workforce; the availability and cost of raw materials, including the impact of supply disruptions, inflation and tariffs; our ability to successfully implement or realize our strategic initiatives, including our sustainability goals or any restructuring or alignment activities in which we may engage; changes in sales mix; changes in current pricing due to cost levels; changes in aerospace build or delivery rates; any impact from a prolonged shutdown of the U.S. federal government; changes in government defense procurement or investment budgets; timely new product development or introduction; our ability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; cybersecurity-related risks, including the potential impact of breaches or intrusions; currency exchange rate fluctuations; uncertainty related to governmental actions and changes in political, social and economic conditions, including the effect of change in global trade policies, tariff rates, economic sanctions and embargoes; work stoppages or other labor disruptions; our ability to successfully complete any strategic acquisitions, investments or dispositions; compliance with environmental, health, safety and other related laws and regulations, including those related to climate change; the effects of natural disasters or other severe weather events, which may be worsened by the impact of climate change, and other severe catastrophic events, including any public health crisis; and the unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission. We do not undertake an obligation to update our forward looking statements to reflect future events.

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Contact

Kurt Goddard | Vice President Investor Relations | Kurt.Goddard@Hexcel.com | +1 (203)-352-6826

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Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2025	2024	2025	2024
Net sales	$456.2	$456.5	$1,402.6	$1,429.2
Cost of sales	356.3	350.0	1,088.8	1,077.9
Gross margin	99.9	106.5	313.8	351.3
% Gross Margin	21.9%	23.3%	22.4%	24.6%

Selling, general and administrative expenses	41.1	39.8	127.4	128.7
Research and technology expenses	14.0	13.8	42.1	43.6
Other operating expense	8.8	0.4	34.1	1.8
Operating income	36.0	52.5	110.2	177.2
Interest expense, net	9.2	8.5	26.1	23.1
Other income	-	-	(0.5)	-
Income before income taxes	26.8	44.0	84.6	154.1
Income tax expense	6.2	4.2	21.6	27.8
Net income	$20.6	$39.8	$63.0	$126.3

Basic net income per common share:	$0.26	$0.49	$0.78	$1.53

Diluted net income per common share:	$0.26	$0.49	$0.78	$1.52

Weighted-average common shares:
Basic	79.8	81.5	80.4	82.6
Diluted	80.3	82.1	80.9	83.3

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	Unaudited
	September 30,	December 31,
(In millions)	2025	2024
Assets
Cash and cash equivalents	$90.5	$125.4
Accounts receivable, net	234.3	212.0
Inventories, net	357.6	356.2
Contract assets	38.9	29.8
Prepaid expenses and other current assets	66.1	50.6
Assets held for sale	-	7.5
Total current assets	787.4	781.5

Property, plant and equipment	3,307.5	3,163.1
Less accumulated depreciation	(1,695.2)	(1,566.4)
Net property, plant and equipment	1,612.3	1,596.7

Goodwill and other intangible assets, net	241.2	237.0
Investments in affiliated companies	5.0	5.0
Other assets	112.5	105.4
Total assets	$2,758.4	$2,725.6

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$-	$0.1
Accounts payable	124.4	142.3
Accrued compensation and benefits	72.5	99.7
Accrued liabilities	89.1	107.2
Liabilities held for sale	-	4.2
Total current liabilities	286.0	353.5

Long-term debt	757.9	700.6
Retirement obligations	29.9	31.9
Other non-current liabilities	117.9	111.7
Total liabilities	$1,191.7	$1,197.7

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 112.0 shares issued at September 30, 2025 and 111.6 shares issued at December 31, 2024	$1.1	$1.1
Additional paid-in capital	988.8	970.0
Retained earnings	2,273.5	2,251.5
Accumulated other comprehensive loss	(11.2)	(115.0)
	3,252.2	3,107.6

Less – Treasury stock, at cost, 32.4 shares at September 30, 2025 and 30.6 shares at December 31, 2024	(1,685.5)	(1,579.7)
Total stockholders' equity	1,566.7	1,527.9
Total liabilities and stockholders' equity	$2,758.4	$2,725.6

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Nine Months Ended
	September 30,
(In millions)	2025	2024

Cash flows from operating activities
Net income	$63.0	$126.3
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	91.5	93.0
Amortization related to financing	0.1	0.3
Deferred income taxes	7.8	(4.4)
Stock-based compensation	13.4	19.3
Restructuring expenses, net of payments	10.7	0.4
Debt Extinguishment Costs	0.4	-
Loss on divestiture of assets	4.9	-

Changes in assets and liabilities:
Increase in accounts receivable	(8.0)	(19.7)
Decrease (increase) in inventories	16.5	(37.5)
Increase in prepaid expenses and other current assets	(16.8)	(20.8)
Decrease in accounts payable/accrued liabilities	(55.5)	(15.1)
Other - net	(23.0)	(14.5)
Net cash provided by operating activities (a)	105.0	127.3

Cash flows from investing activities
Capital expenditures (b)	(55.1)	(68.4)
Payments on divestiture of assets	(2.7)	-
Net cash used for investing activities	(57.8)	(68.4)

Cash flows from financing activities
Borrowings from senior unsecured credit facilities	160.0	160.0
Repayments of senior unsecured credit facilities	(100.0)	(55.0)
Redemption of 4.7% senior notes due 2025	(300.0)	-
Proceeds from issuance of 5.875% senior notes due 2035	300.0	-
Repurchases of common stock	(100.9)	(252.2)
Repayment of finance lease obligation and other debt, net	(4.1)	(0.1)
Dividends paid	(41.0)	(37.2)
Activity under stock plans	0.5	(3.3)
Net cash used for financing activities	(85.5)	(187.8)
Effect of exchange rate changes on cash and cash equivalents	3.4	0.1
Net decrease in cash and cash equivalents	(34.9)	(128.8)
Cash and cash equivalents at beginning of period	125.4	227.0
Cash and cash equivalents at end of period	$90.5	$98.2

Supplemental data:
Free Cash Flow (a)+(b)	$49.9	$58.9
Accrual basis additions to property, plant and equipment	$49.9	$59.6

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended September 30, 2025 and 2024				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2025	2024	%	Effect (b)	2024	%
Commercial Aerospace	$274.2	$295.9	(7.3)	$-	$295.9	(7.3)
Defense, Space & Other	182.0	160.6	13.3	2.4	163.0	11.7
Consolidated Total	$456.2	$456.5	(0.1)	$2.4	$458.9	(0.6)

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	60.1	64.8			64.5
Defense, Space & Other	39.9	35.2			35.5
Consolidated Total	100.0	100.0			100.0

Nine Months Ended September 30, 2025 and 2024				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2025	2024	%	Effect (b)	2024	%
Commercial Aerospace	$847.4	$915.9	(7.5)	$0.8	$916.7	(7.6)
Defense, Space & Other	555.2	513.3	8.2	4.3	517.6	7.3
Consolidated Total	$1,402.6	$1,429.2	(1.9)	$5.1	$1,434.3	(2.2)

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	60.4	64.1			63.9
Defense, Space & Other	39.6	35.9			36.1
Consolidated Total	100.0	100.0			100.0

(a)
To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter and nine months ended September 30, 2024 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective periods in 2025 and are referred to as “constant currency” sales.
(b)
FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Third Quarter 2025
Net sales to external customers	$363.2	$93.0	$-	$456.2
Intersegment sales	18.9	1.4	(20.3)	-
Total sales	382.1	94.4	(20.3)	456.2

Other operating expense	2.8	1.0	5.0	8.8
Operating income (loss)	39.9	13.6	(17.5)	36.0
% Operating margin	10.4%	14.4%		7.9%

Depreciation and amortization	27.7	3.2	-	30.9
Stock-based compensation expense	0.6	0.2	0.2	1.0
Accrual based additions to capital expenditures	16.7	1.4	-	18.1

Third Quarter 2024
Net sales to external customers	$367.6	$88.9	$-	$456.5
Intersegment sales	22.6	0.1	(22.7)	-
Total sales	390.2	89.0	(22.7)	456.5

Other operating expense	0.2	0.2	-	0.4
Operating income (loss)	56.3	10.0	(13.8)	52.5
% Operating margin	14.4%	11.2%		11.5%

Depreciation and amortization	27.3	3.7	-	31.0
Stock-based compensation expense	0.8	0.2	1.9	2.9
Accrual based additions to capital expenditures	16.0	2.5	-	18.5

First Nine Months 2025
Net sales to external customers	$1,121.7	$280.9	$-	$1,402.6
Intersegment sales	58.4	2.1	(60.5)	-
Total sales	1,180.1	283.0	(60.5)	1,402.6

Other operating expense	2.8	26.3	5.0	34.1
Operating income (loss)	152.8	5.1	(47.7)	110.2
% Operating margin	12.9%	1.8%		7.9%

Depreciation and amortization	81.8	9.7	-	91.5
Stock-based compensation expense	4.5	1.2	7.7	13.4
Accrual based additions to capital expenditures	45.3	4.6	-	49.9

First Nine Months 2024
Net sales to external customers	$1,155.7	$273.5	$-	$1,429.2
Intersegment sales	69.8	1.0	(70.8)	-
Total sales	1,225.5	274.5	(70.8)	1,429.2

Other operating expense	1.0	0.8	-	1.8
Operating income (loss)	194.3	35.9	(53.0)	177.2
% Operating margin	15.9%	13.1%		12.4%

Depreciation and amortization	81.8	11.2	-	93.0
Stock-based compensation expense	5.0	1.3	13.0	19.3
Accrual based additions to capital expenditures	51.3	8.3	-	59.6

(a) Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income, Net Income, EPS and Operating Cash Flow to Free Cash Flow				Table C
	Unaudited
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2025	2024	2025	2024
GAAP operating income	$36.0	$52.5	$110.2	$177.2
Other operating expense (a)	8.8	0.4	34.1	1.8
Non-GAAP operating income	$44.8	$52.9	$144.3	$179.0

	Unaudited
	Quarters Ended September 30,
	2025		2024
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$20.6	$0.26	$39.8	$0.49
Other operating expense, net of tax (a)	8.7	0.11	0.3	-
Other income, net of tax (b)	-	-	-	-
Tax expense (benefit) (c)	0.5	-	(1.8)	(0.02)
Non-GAAP	$29.8	$0.37	$38.3	$0.47

	Unaudited
	Nine Months Ended September 30,
	2025		2024
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$63.0	$0.78	$126.3	$1.52
Other operating expense, net of tax (a)	33.8	0.42	1.4	0.01
Other income, net of tax (b)	(0.4)	-	-	-
Tax expense (benefit) (c)	3.9	0.04	(1.8)	(0.02)
Non-GAAP	$100.4	$1.24	$125.9	$1.51

	Unaudited
	Nine Months Ended September 30,
(In millions)	2025	2024
Net cash provided by operating activities	$105.0	$127.3
Less: Capital expenditures	(55.1)	(68.4)
Free cash flow (non-GAAP)	$49.9	$58.9
(a)
The quarter and nine months ended September 30, 2025 included a charge of $3.4 million for the divestiture of our Neumarkt Austria plant, a non-income tax charge related to the net value of a foreign entity and restructuring charges related to the closure of the Welkenraedt facility in Belgium. The nine months ended September 30, 2025 also included a loss of $1.1 million for the divestiture of the Hartford, Connecticut business. The quarter and nine months ended September 30, 2024 included restructuring costs.
(b)
The nine months ended September 30, 2025 included a gain of $0.9 million related to a lump-sum pension settlement and debt extinguishment costs.
(c)
The quarter and nine months ended September 30, 2025 included a discrete tax of $0.5 million primarily related to adjustments to our provision based on the finalization of prior year tax returns and the nine months ended September 30, 2025 also included a tax charge of $3.4 million for a valuation allowance related to the closure of the Welkenraedt facility. The quarter and nine months ended September 30, 2024 included a discrete tax benefit of $1.8 million.

NOTE: Management believes that adjusted operating income, adjusted net income, adjusted diluted net income per share and free cash flow, which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	September 30,	December 31,	September 30,
(In millions)	2025	2024	2024

Current portion finance lease	$-	$0.1	$0.1
Total current debt	-	0.1	0.1

Senior unsecured credit facility	60.0	-	105.0
4.7% senior notes due 2025	-	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
5.875% senior notes due 2035	300.0	-	-
Senior notes original issue discounts	(0.3)	(0.4)	(0.5)
Senior notes deferred financing costs	(4.1)	(0.9)	(1.1)
Other debt	2.3	1.9	1.7
Total long-term debt	757.9	700.6	805.1
Total Debt	757.9	700.7	805.2
Less: Cash and cash equivalents	(90.5)	(125.4)	(98.2)
Total debt, net of cash	$667.4	$575.3	$707.0